SPICER JEFFRIES LLP

Certified Public Accountants

4601 DTC BOULEVARD • SUITE 700

DENVER, COLORADO 80237

TELEPHONE: (303) 753-1959

FAX: (303) 753-0338

www.spicerjeffries.com

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Post-Effective Amendment on Form S-3 for United States 12 Month Oil Fund, LP of our report dated February 26, 2021 relating to the statements of financial condition as of December 31, 2020 and 2019, including the schedule of investments as of December 31, 2020 and 2019, and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2020, 2019 and 2018 of United States 12 Month Oil Fund, LP included in the Form 10-K of United States 12 Month Oil Fund, LP for the year ended December 31, 2020, and to the reference to our Firm as “Experts” in the Prospectus, which is part of this Registration Statement.

Denver, Colorado

March 11, 2021